UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2005

ZORAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27246	94-2794449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Kifer Road

Sunnyvale, California 94086-5305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 523-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

             This Amendment No. 1 is being filed to amend Item 3.02 of this Current Report to provide the information required under Item 701(a) of Regulation S-K that was not previously available to the registrant.

Item 3.02.          Unregistered Sales of Equity Securities.

             Zoran Corporation (“Zoran”) previously reported that on May 9, 2005, Zoran entered into an agreement to acquire Oren Semiconductor, Inc. (“Oren”), a privately-held provider of demodulator ICs for the global high definition television market.  The acquisition was completed on June 10, 2005.  As Zoran previously reported, prior to entering into this agreement, Zoran had made investments in Oren that represented a 17% ownership interest in Oren.  Under the terms of the agreement, Zoran acquired the remaining 83% of Oren by means of a merger of Oren with a wholly-owned subsidiary of Zoran, in consideration for which Zoran issued an aggregate of $44.6 million in consideration to the other stockholders of Oren and to employees holding Oren options, of which $16 million consists of unregistered shares of Zoran common stock, and the remainder is payable in cash.   At the time Zoran filed its current report on Form 8-K to report this unregistered sale of equity securities, the number of shares of Zoran common stock to be issued in connection with the acquisition was not determinable, as such number of shares was determined on the basis of a formula involving Zoran’s trading prices over a period of time prior to the closing.  Now that the transaction has closed, Zoran is able to report that a total of 1,188,061 shares of its common stock is issuable in the transaction.

             The issuance of the shares of Zoran common stock will be made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act for transactions not involving a public offering.  Zoran will be issuing the securities in the transaction to a limited number of persons, each of whom is an accredited investor.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2005	ZORAN CORPORATION

By:/s/ Karl Schneider
Karl Schneider
Senior Vice President and Chief Financial Officer